EXHIBIT 10.2

EXTENSION AGREEMENT

This Extension Agreement (“Agreement”) is entered into as of March 21, 2011 by and between AETHLON MEDICAL, INC., a corporation organized under the laws of the State of Nevada (“Company”), and Gemini Master Fund, Ltd. (“Investor”).

W I T N E S S E T H:

WHEREAS, the Investor holds that certain Convertible Promissory Note of the Company dated as of February 12, 2010 in the original principal amount equal to $660,000 (as amended, the “Note”), which was issued pursuant to that certain Securities Purchase Agreement dated as of February 12, 2010 (“SPA”); each initially capitalized term used but not defined in this Agreement shall have the meaning ascribed thereto in the SPA or Note, as applicable;

WHEREAS, the Note was amended pursuant to that certain Settlement Agreement between the parties dated as of November 22, 2010 (“First Amendment”);

WHEREAS, the Maturity Date under the Note is February 15, 2011, but the Company has failed to repay the outstanding portion of the Note;

WHEREAS, as of the Maturity Date the outstanding principal amount of the Note was $585,000 and the accrued but unpaid interest thereon was $58,981, with a total outstanding balance equal to $643,981; and

WHEREAS, the Company has requested an extension of the Maturity Date and for Investor to forbear from the exercise of its rights and remedies in connection with the Company’s failure to repay the Note on the original Maturity Date, and the Investor is willing to accommodate such requests on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

1. Note Modifications.

(a)	Extension. The Maturity Date under the Note is hereby amended to be October 1, 2011.

(b)
Default Premium.  The outstanding balance under the Note is hereby increased by 15% and capitalized retroactively effective as of February 15, 2011, such that the current outstanding principal amount of the Note effective as of February 15, 2011 shall be $740,578.

(c)	Common Stock Issuance Limitation. Section 1(b) of the First Amendment is hereby amended to reduce the $0.20 figure set forth therein to $0.16.

(d)
Substitute Note.  Within five (5) business days following the date hereof, the Company shall issue and deliver to the Investor a new Note in the form of Exhibit A hereto (the "New Note") reflecting the amended terms of the Note, which New Note shall amend and restate the prior form of Note in its entirety, and the Investor, as condition to the delivery of the New Note, shall deliver the original executed Note to the Company’s counsel to hold until the Holder has received the New Note.

2. Miscellaneous.

(a)
No Novation; Rule 144.  The New Note shall not constitute a novation or satisfaction and accord of the original Note.  The Company hereby acknowledges and agrees that the New Note is merely amending and restating the original Note and that the Investor has not given any consideration to the Company in connection with such amendment (other than extending the Maturity Date), and this Agreement shall not extinguish or release the Company under any Transaction Document or otherwise constitute a novation of its obligations thereunder.  For purposes of Rule 144 promulgated under the Securities Act, the holding period of the New Note shall tack to the holding period of the original Note.  The Company agrees to take all actions necessary to issue all shares of Common Stock issuable upon conversion of the New Note without restriction and not containing any restrictive legend.  The Company agrees not to take any position contrary to this paragraph.

(b)
Disclosure.  If the transactions contemplated hereby constitute material non-public information concerning the Company, then the Company shall publicly disclose the material terms of this Agreement and the transactions contemplated hereby within one (1) business day following the date hereof.  The Company and the Investor shall consult with each other in issuing any press release or the filing or disclosure of any other document with respect to the transactions contemplated hereby, provided however, that the Company may make such disclosures regarding this Agreement and the transactions contemplated hereby as it shall deem necessary in its sole discretion with respect to the content of any current, periodic or annual report filed by it with the Securities and Exchange Commission, including the filing of this Agreement as an exhibit thereto and the financial statements contained in such reports.

(c)
Full Force and Effect.  Except as specifically waived and amended hereby, the Transaction Documents shall remain in full force and effect in accordance with their respective terms.  This Agreement shall not in any way waive or prejudice any of the rights or obligations of the Investor or the rights or obligations of the Company under the Transaction Documents, or under any law, in equity or otherwise, and such waiver and amendment shall not constitute a waiver or amendment of any other provision of the Transaction Documents nor a waiver or amendment of any subsequent default or breach of any obligation of the Company or the Investor, or of any subsequent right of the Investor or of the Company.  As used in the Transaction Documents, the term “Note” shall refer to the New Note as it amends the original Note and by the First Amendment, and the term “Transaction Documents” shall include this Agreement and the First Amendment and any documents entered into in connection herewith and therewith.

(d)
Applicable Law.  This Agreement shall be deemed to have been executed and delivered within the State of New York, and the laws of the State of New York shall apply to the interpretation and enforcement of this Agreement.  The sole and exclusive venue for any dispute arising under this Agreement shall be the state courts located in the County of New York, State of New York or the federal courts located in the Southern District of New York, and the parties agree to submit to the personal jurisdiction of those courts and expressly waive any objections based on forum non conveniens or any other objections to those courts exercising personal jurisdiction over them.

(e)
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission or by email of a digital image format file.

 [Signature Page Follows]

IN WITNESS WHEREOF, as of the date first written above, the parties hereto have duly executed, or caused their authorized officers to duly execute, this Agreement.

AETHLON MEDICAL, INC.

By: /s/ James Joyce
Name: James Joyce
Title: Chief Executive Officer

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

By: /s/ Steven Winters
  Steven Winters, Managing Member

Exhibit A

Form of New Note